UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

E-Z-EM, Inc.
(Exact name of registrant as specified in its charter)

Delaware	11-1999504
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 Marcus Avenue Lake Success, New York	11042
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.10 per share
(Title of class)

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INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

          A description of the Company’s common stock, par value $.10 per share (“Common Stock”) and the other securities issuable by the Company is set forth below:

Authorized Capital Stock. The total number of shares of authorized capital stock of the Company is 17,000,000 shares, consisting of:

•	16,000,000 shares of Common Stock; and

•	1,000,000 shares of preferred stock, par value $.10 per share (“Preferred Stock”).

Outstanding Capital Stock. As of the date hereof, there were 10,777,758 shares of Common Stock issued and outstanding. As of the date hereof, there were no issued or outstanding shares of Preferred Stock.

The Common Stock

Voting Rights. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to a vote of the Company’s stockholders. In general, approval of matters submitted to a stockholder vote requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon.

Preemptive or Other Subscription Rights. Holders of shares of Common Stock do not have any preemptive rights to subscribe for any additional issue or sale of the capital stock of the Company or to acquire any security convertible into capital stock of the Company.

Conversion, Redemption, Sinking Fund and Other Rights. No conversion, redemption or sinking fund provisions apply to the shares of Common Stock, and the shares of Common Stock will not be liable to further call or assessment by the Company. All of the issued and outstanding shares of Common Stock are fully paid and nonassessable.

Restrictions on Alienability. There are no restrictions on the alienability of the shares of Common Stock.

Dividend Rights. Subject to preferences applicable to any outstanding shares of Preferred Stock, holders of shares of Common Stock are entitled to receive ratably dividends, when, as and if declared by the board of directors of the Company in accordance with Delaware law. Dividends may be paid in cash, in property or in shares of the Company’s capital stock.

Liquidation Rights. Upon dissolution of the Company, the holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of the Company’s liabilities and any liquidation preferences of any outstanding shares of Preferred Stock.

Board of Directors

The Company’s board of directors may consist of up to 15 members, the exact number of which is to be fixed from time-to-time by the board. The directors are divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, directors are elected to succeed the class of directors whose terms have expired.

The Preferred Stock. The board of directors has the power to:

•	provide for the issuance of shares of Preferred Stock;

•	determine the number of shares in any series of Preferred Stock issued; and

•	fix the designations, preferences, qualifications, limitations, restrictions, and special or relative rights applicable to the Preferred Stock.

Item 2. Exhibits

3.1	The Registrant’s restated Certificate of Incorporation, as amended.

3.2	The Registrant’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 21, 2005).

4	Form of common stock certificate of the Registrant.

SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 8, 2005

E-Z-EM, Inc.

By:	/s/ Anthony A. Lombardo ———————————————— Anthony A. Lombardo President and Chief Executive Officer

EXHIBIT INDEX

Number	Description

3.1	The Registrant’s restated Certificate of Incorporation, as amended.

3.2	The Registrant’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 21, 2005).

4	Form of common stock certificate of the Registrant.